Exhibit 99.1

Biostar Announces Execution of Agreement for $4.1 Million Registered Direct Offering of Shares of Common Stock and Warrants

XIANYANG, China, March 10, 2014 – Biostar Pharmaceuticals, Inc. (NASDAQ: BSPM) ("Biostar" or "the Company"), a PRC-based manufacturer and marketer of pharmaceutical and health supplement products in China for a variety of diseases and conditions, announced today that it entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors for the sale of 1,650,000 shares of common stock in a registered direct offering at the price of $2.49 per share. In addition, warrants to purchase 660,000 shares of common stock in the aggregate will be issued to the investors.  The warrants will be exercisable immediately upon issuance at an exercise price of $3.23 per share and expire three years from the date of issuance.

Gross proceeds of the offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, are expected to be approximately $4.1 million.  The net proceeds from this offering will be used for working capital and other general corporate purposes.

The completion of the offering will occur on or before March 13, 2014.  Moody Capital Solutions, Inc. and Axiom Capital Management, Inc. served as the placement agents for the offering.

The securities are being offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement and base prospectus. The shelf registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 3, 2014.  A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or directly from the company by contacting the Company at:

For more information contact:

Biostar Pharmaceuticals, Inc.
Ally Gong
Tel: +86-29-3368-6638
Email: office@aoxing-group.com

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly owned subsidiary and controlled affiliate in China, develops, manufactures and markets pharmaceutical and health supplement products for a variety of diseases and conditions. The Company's most popular product is its Xin Aoxing Oleanolic Acid Capsule, an over-the-counter medicine for chronic Hepatitis B, a disease affecting approximately 10% of the Chinese population.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  Such forward-looking statements include statements about the completion of the public offering of securities described herein.  Actual events or results may differ materially from the Company’s expectations.  Factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in its filings with the Securities and Exchange Commission.  These forward-looking statements represent the Company’s judgment as of the time of this release.  The Company disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.